Project Baseball TM Capital Corp. August 20, 2009

TAB I:

Transaction Overview

Situation Overview

–	Proposed Transaction

❖
Baseball (the “Company”) plans to effect a reverse split of the Company’s common stock at a ratio of 1 for 100, followed immediately by a forward 100 for 1 split of the common stock, and to provide for payment of $7.65 in cash (the “Consideration”) to those stockholders (the “Fractional Shareholders”) holding, prior to the reverse stock split, fewer than 100 shares of common stock (the “Transaction”)

	❖	The Company estimates that 1,242 of the approximate 1,415 stockholders of record own fewer than 100 shares

	❖	After the reverse and forward split, with fractional share repurchases, the Company estimates it will have approximately 173 stockholders of record

	❖	Once the Company has fewer than 300 stockholders of record, it can terminate its public company reporting status

	❖	The Company estimates that the Transaction will result in the purchase of approximately 40,000 shares

❖
The Company has asked TM Capital to provide an opinion as to whether the Consideration to be received by the Fractional Shareholders, pursuant to the Transaction, is fair to such holders from a financial point of view

1

Proposed Transaction Rationale

–	Public company costs are high and increasing

	❖	The costs of complying with the Sarbanes-Oxley Act, increased D&O insurance expenses, audit costs and implementation of related corporate governance reforms have become significant

	❖	The costs associated with retaining public status, servicing stockholders and continuing public communications remain high

–	The time demands on management and employees associated with public company status are significant

	❖	Preparing public reports, filings, press releases and Regulation FD compliance

	❖	Since the Company has relatively few executive personnel, these costs can be material

	❖	Investor relations and communications with stockholders take management time

–	Stockholders are unable to benefit fully from public company status due to limited liquidity and the Company’s micro-cap classification

	❖	Stockholders are not able to move into, or out of, stock positions without materially impacting the market price

	❖	The Company is not able to raise capital conventionally in public markets

	❖	The Company has not been able to attract any significant institutional investor interest in the public equity

	❖	The Company is not able to effectively use shares for acquisitions

–	Reduced competitive risks with increased focus

	❖	Management can focus more time on long-term financial results and goals rather than short-term market concerns

	❖	The Company no longer has to disclose competitive business or other sensitive information

2

Proposed Transaction Rationale

–	A go dark transaction effected via a reverse and then immediate stock split provides multiple benefits

	❖	Reduces direct and indirect costs

	❖	Saves management and employee time

	❖	Small stockholders are able to sell without a commission

	❖	The cash demands on the Company to accomplish the reverse split are predictable

–	Several negative ramifications affecting shareholders in a “go dark” transaction include:

	❖	Small shareholders who might want to retain ownership will have their common shares converted into the right to receive cash

	❖	Liquidity for continuing shareholders will be reduced

	❖	The Company will cease filing required SEC financial reports resulting in less information available to shareholders

3

TM Capital’s Procedures

–	In performing our analyses, TM Capital has, among other things:

	❖	Reviewed the Company’s Annual Reports on Form 10-K and related financial information for the years ended December 2004 through 2008

	❖	Reviewed the Company’s Quarterly Reports on Form 10-Q and the related unaudited financial information for the periods ended March 28, 2009 and June 27, 2009

	❖	Reviewed the Company’s Amendment No. 1 to its Annual Report on Form 10-K for the year ended December 27, 2008 on Form 10-K/A

	❖	Reviewed certain information, including historical financial data and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company or publicly available

	❖	Visited the Company, toured certain facilities and conducted discussions with members of senior management of the Company concerning its business and prospects

	❖	Reviewed the historical market prices and trading activity of the Company’s common stock

	❖	Compared certain financial and market information for the Company with that of selected publicly traded companies which we deemed to be relevant

	❖	Compared the financial terms of the Transaction with those of certain other transactions which we deemed to be relevant

	❖	Reviewed a liquidation analysis of the Company prepared by management

	❖	Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions

4

TAB II:

Baseball Company Overview

Baseball Company Overview

–	Baseball was founded in 1893 in Kewanee, Illinois and engages in the import, marketing and distribution of work gloves, boots, rainwear, pet supplies and promotional and specialty products

–	Listed on the Over the Counter (OTC) Bulletin Board; market capitalization as of August 17, 2009: $10.8 million

–	Company conducts operations in three segments:

	❖	Work Gloves and Protective Wear

	❖	Promotional and Specialty Products

	❖	Pet Supplies

–	Customers include a broad range of retailers:

	❖	Convenience stores, mass merchandisers, hardware and grocery stores

–	Services a diverse group of industries:

	❖	Agricultural, automotive, energy, lumber, mining, construction, consumer, entertainment, banking, real estate and education

5

Work Gloves and Protective Wear Segment Overview

–	The Work Gloves and Protective Wear segment imports, markets and distributes gloves, boots and rainwear products

–	This segment has operations in Kewanee, IL, serving its US customers and Concord, Canada serving its Canadian customers

–	Company serves two primary markets:

	❖	Consumer: comprised of retailers ranging from convenience stores to mass merchandisers as well as hardware and grocery stores

	❖	Industrial: comprised of various industrial and commercial users of gloves and protective wear

–	Trademark licensing agreement with Caterpillar, Inc.

	❖	Markets work gloves, safety items and other products under the CAT® trademark to both the consumer and industrial market

	❖	Represents approximately 8% of 2008 domestic sales in this segment

–	Boss brand is a recognized and trusted name

	❖	Represents quality, value, and good customer service

–	Annually designs and sources new products from low cost manufacturing locations

	❖	Malaysia, China, Sri Lanka, Vietnam, Pakistan, India, etc.

6

Promotional and Specialty Products Segment Overview

–
The Promotional and Specialty Products segment, operating as Galaxy Balloons, Inc., imports and custom imprints inflatable products such as balloons, mini-sport balls, signature balls, exercise balls and beach balls and non-inflatable products including yo-yos, juggle balls, sport horns, fan-ta-sticks, holiday candles and ornaments

–	Based in Cleveland, Ohio

	❖	Products distributed under the Galactic Fun Time brand name

–	Products are sold exclusively through authorized distributors to the promotional products industry

	❖	Over the past two years, the Company has sold products to approximately 10,000 different distributors

–	Company serves a broad based group of end-users looking to get their name in front of potential customers for maximum exposure at a relatively small advertising cost:

	❖	Banks, real estate brokers, automobile dealers, hotels and schools

7

Pet Supplies Segment Overview

–	Pet Supplies, operating as Boss Pet Products, Inc., imports, markets and distributes pet cable restraints, collars and leads, pet toys, rawhide chews, shampoos and other pet specialty products

–	Based in Maple Heights, OH

–	Boss Pet sells its products primarily to pet supply specialty, hardware and discount retailers under various branded and private label brands

❖ Pet Therapy, PDQ, Prestige, Digger’s, HiLo and Aloe Care

–	Products are sourced primarily from Asian manufacturers, with minor assembly and repackaging done in the Ohio facility

–	Due to its patented connecting device, Boss Pet is one of the leading provider of pet cable restraints in the United States

8

Current Ownership

		% of
		Total
Shareholders	Shares Owned	Outstanding*	Ownership Summary
Officers & Directors:
Louis Graziadio III Family
G. Louis Graziadio III, Chairman, President and CEO	153,000	7.2%
Ginarra Partners, LLC	576,388	27.2%
Graziadio Family Trust	410,519	19.4%
Total - Louis Graziadio III Family	1,139,907	53.9%
Paul A. Novelly
Paul A. Novelly, Director	12,000	0.6%
St. Albans Global Management LLLP	87,283	4.1%
Total - Paul A. Novelly	99,283	4.7%
Other Officers & Directors
Perry A. Lerner, Director	51,504	2.4%
Lee E. Mikles, Director	12,000	0.6%
Richard Bern, Operational Consultant	8,500	0.4%
James F. Sanders, Secretary and General Counsel	6,000	0.3%
Total - Other Officers & Directors	78,004	3.7%
Total Officers & Directors	1,317,194	62.2%

Institutions:
Advisory Research	138,150	6.5%
Total Institutional Investors	138,150	6.5%

Implied Retail	660,703	31.2%
Total Shares Outstanding (c)	2,116,047	100.0%
____________________

* Excludes 231,000 stock options with a weighted average exercise price of $3.92 per share.
(a) Includes shares owned by (i) G. Louis Graziadio, (ii) Ginarra Partners and (iii) Graziadio Family Trust.
(b) Includes shares owned by Paul A. Novelly and St. Albans Global Management.
(c) Total shares outstanding as of August 3, 2009 per Form 10-Q filed on August 11, 2009.

9

Historical Consolidated Income Statement Data

Net Sales (% Growth)	Gross Profit (% Margin)

EBITDA (% Margin)	Operating Income (% Margin)

10

Historical Consolidated Income Statements

($s and shares in thousands, except per share data)

	Year Ended December						Six Months Ended		LTM Ended
	2004	2005	2006	2007	2008		6/28/2008	6/27/2009	6/27/2009
Net Sales	$42,832	$54,150	$53,663	$55,197	$55,732		$26,641	$22,471	$51,563
Cost of Goods Sold	32,107	40,600	40,112	40,817	41,962		20,558	17,243	38,646
Gross Profit	10,724	13,550	13,551	14,380	13,771		6,083	5,228	12,916
Operating Expenses	9,497	12,029	11,348	11,924	11,658		5,749	5,086	10,996
Operating Income	1,227	1,521	2,203	2,456	2,112		334	142	1,919
Interest Income	28	17	4	110	40		29	9	21
Interest Expense	(267)	(428)	(416)	(309)	(313)		(152)	(133)	(294)
Other Income (Expense)	48	29	42	20	(770)	*	3	0	(772)	*
Income before Provision for Taxes	1,035	1,139	1,832	2,277	1,069		213	18	874
Income Tax (Benefit) Expense	439	449	668	911	531		98	7	440
Net Income before NOL Valuation Allowance Adjustment	596	690	1,164	1,366	539		115	11	434
NOL Valuation Allowance Adjustment	3,127	—	2,730	—	—		—	(376)	(376)
Net Income	$3,723	$690	$3,894	$1,366	$539		$115	($365)	$58

Net Income before NOL Valuation Allowance
Adjustment per Common Share:
Diluted Earnings Per Share	$0.28	$0.31	$0.53	$0.62	$0.24		$0.06	$0.01	$0.19
Weighted Average Shares Outstanding	2,163	2,206	2,194	2,205	2,206		2,018	2,086	2,240
EBITDA Calculation:
Operating Income	$1,227	$1,521	$2,203	$2,456	$2,112		$334	$142	$1,919
Plus: Depreciation & Amortization	405	447	467	534	653		327	309	635
EBITDA	$1,631	$1,968	$2,670	$2,990	$2,766		$662	$451	$2,555

Segment Operating Income and EBITDA:
Corporate Expenses	($920)	($1,029)	($976)	($1,005)	($898)		($461)	($571)	($1,008)
Operating Income Before Corporate Expenses	2,147	2,550	3,179	3,461	3,010		796	713	2,927
EBITDA Before Corporate Expenses	2,551	2,997	3,646	3,995	3,664		1,123	1,022	3,563
Net Sales Growth	20.3%	26.4%	(0.9%)	2.9%	1.0%		—	(15.7%)	—
Gross Margin	25.0%	25.0%	25.3%	26.1%	24.7%		22.8%	23.3%	25.0%
Operating Expenses as a % of Net Sales	22.2%	22.2%	21.1%	21.6%	20.9%		21.6%	22.6%	21.3%
Operating Margin	2.9%	2.8%	4.1%	4.4%	3.8%		1.3%	0.6%	3.7%
EBITDA Margin	3.8%	3.6%	5.0%	5.4%	5.0%		2.5%	2.0%	5.0%
Net Margin before NOL Valuation Allowance Adjustment	1.4%	1.3%	2.2%	2.5%	1.0%		0.4%	0.0%	0.8%
* Includes a non-cash goodwill impairment loss of $757,000 and a $35,000 patent impairment loss at the work gloves and protective wear segment.

11

LTM Net Sales and EBITDA by Segment

($ in thousands)

LTM Net Sales by Segment	LTM EBITDA before Corporate Expenses

Segments:
■	Work Gloves and Protective Wear
■	Promotional and Specialty Products
■	Pet Supplies

12

Historical Income Statement Data by Segment

($ in thousands)

	Year Ended December					Six Months Ended		LTM Ended
	2004	2005	2006	2007	2008	6/28/2008	6/27/2009	6/27/2009
Net Sales
Work Gloves and Protective Wear	$32,535	$38,045	$37,258	$37,689	$38,283	$18,447	$14,796	$34,632
Promotional and Specialty Products	4,270	9,165	9,992	10,815	10,924	4,705	3,944	10,163
Pet Supplies	6,027	6,940	6,414	6,693	6,525	3,489	3,732	6,768
Total Net Sales	$42,832	$54,150	$53,663	$55,197	$55,732	$26,641	$22,471	$51,563
Gross Profit
Work Gloves and Protective Wear	$7,864	$8,877	$9,019	$9,337	$9,020	$4,086	$3,155	$8,089
Promotional and Specialty Products	1,535	3,104	3,393	3,425	3,418	1,281	1,125	3,262
Pet Supplies	1,324	1,569	1,139	1,618	1,332	716	950	1,566
Total Gross Profit	$10,724	$13,550	$13,551	$14,380	$13,771	$6,083	$5,229	$12,916
Operating Income
Work Gloves and Protective Wear	$1,308	$1,002	$1,568	$1,598	$1,403	$331	$71	$1,143
Promotional and Specialty Products	628	1,192	1,485	1,228	1,148	210	213	1,151
Pet Supplies	211	356	126	635	460	255	430	635
Corporate	(920)	(1,029)	(976)	(1,005)	(898)	(461)	(571)	(1,008)
Total Operating Income	$1,227	$1,521	$2,203	$2,456	$2,112	$334	$143	$1,920
EBITDA
Work Gloves and Protective Wear	$1,607	$1,286	$1,854	$1,942	$1,788	$517	$232	$1,503
Promotional and Specialty Products	715	1,337	1,647	1,377	1,369	331	342	1,380
Pet Supplies	229	374	144	677	506	275	449	681
Corporate	(920)	(1,029)	(976)	(1,005)	(898)	(461)	(571)	(1,008)
Total EBITDA	$1,631	$1,968	$2,670	$2,990	$2,766	$662	$452	$2,556
Net Sales Growth
Work Gloves and Protective Wear	9.3%	16.9%	(2.1%)	1.2%	1.6%	—	(19.8%)	—
Promotional and Specialty Products	NM	114.6%	9.0%	8.2%	1.0%	—	(16.2%)	—
Pet Supplies	17.6%	15.1%	(7.6%)	4.4%	(2.5%)	—	7.0%	—
Total	20.3%	26.4%	(0.9%)	2.9%	1.0%	—	(15.7%)	—
Gross Margin
Work Gloves and Protective Wear	24.2%	23.3%	24.2%	24.8%	23.6%	22.2%	21.3%	23.4%
Promotional and Specialty Products	36.0%	33.9%	34.0%	31.7%	31.3%	27.2%	28.5%	32.1%
Pet Supplies	22.0%	22.6%	17.8%	24.2%	20.4%	20.5%	25.5%	23.1%
Total	25.0%	25.0%	25.3%	26.1%	24.7%	22.8%	23.3%	25.0%
Operating Margin
Work Gloves and Protective Wear	4.0%	2.6%	4.2%	4.2%	3.7%	1.8%	0.5%	3.3%
Promotional and Specialty Products	14.7%	13.0%	14.9%	11.4%	10.5%	4.5%	5.4%	11.3%
Pet Supplies	3.5%	5.1%	2.0%	9.5%	7.0%	7.3%	11.5%	9.4%
Total	2.9%	2.8%	4.1%	4.4%	3.8%	1.3%	0.6%	3.7%
EBITDA Margin
Work Gloves and Protective Wear	4.9%	3.4%	5.0%	5.2%	4.7%	2.8%	1.6%	4.3%
Promotional and Specialty Products	16.8%	14.6%	16.5%	12.7%	12.5%	7.0%	8.7%	13.6%
Pet Supplies	3.8%	5.4%	2.3%	10.1%	7.8%	7.9%	12.0%	10.1%
Total	3.8%	3.6%	5.0%	5.4%	5.0%	2.5%	2.0%	5.0%

13

Historical Consolidated Balance Sheets

($s in thousands, except per share data)

	As of December					As of
	2004	2005	2006	2007	2008	6/27/2009
Assets:
Cash & Equivalents	$1,056	—	$1,002	$2,557	$803	$6,976
Accounts Receivable, net	7,251	$8,373	8,155	8,278	8,256	5,941
Inventories	14,124	16,728	14,838	15,984	18,929	14,444
Other Current Assets	484	554	619	579	523	357
Total Current Assets	22,915	25,656	24,614	27,397	28,511	27,718
Property, Plant & Equipment, net	3,829	3,799	3,656	3,528	3,340	3,279
Goodwill	2,453	3,180	3,380	3,666	2,853	2,853
Deferred Taxes	2,533	2,211	4,343	3,616	3,219	2,833
Other Assets	449	596	586	780	505	496
Total Assets	$32,180	$35,441	$36,579	$38,988	$38,428	$37,179

Liabilities & Stockholders' Equity:
Current Portion of Long-Term Debt	$762	$817	$481	$511	$495	$510
Accounts Payable	1,173	1,270	1,540	2,370	1,860	1,697
Accrued Wages and Commission	853	1,006	766	1,191	1,123	589
Other Accrued Liabilities	1,306	1,460	1,641	1,260	1,486	1,320
Total Current Liabilities	4,094	4,553	4,428	5,331	4,965	4,116
Long-Term Debt	3,258	4,889	2,106	2,054	1,607	1,349
Deferred Compensation	222	321	349	201	146	175
Total Liabilities	7,574	9,762	6,883	7,586	6,718	5,640
Total Stockholders' Equity	24,606	25,679	29,696	31,402	31,710	31,539
Total Liabilities & Stockholders' Equity	$32,180	$35,441	$36,579	$38,988	$38,428	$37,179

Book Value Per Share	$12.65	$12.96	$14.99	$15.56	$15.57	$14.90
Shares Outstanding	1,946	1,981	1,981	2,018	2,036	2,116

14

Historical Consolidated Statement of Cash Flows

($s in thousands)

	Year Ended December					Six Months Ended		LTM Ended
	2004	2005	2006	2007	2008	6/28/2008	6/27/2009	6/27/2009
Cash Flows from Operating Activities:
Net Income	$3,723	$690	$3,894	$1,366	$538	$115	($365)	$58
Depreciation & Amortization	404	448	467	534	654	327	309	636
Goodwill and Patent Impairment	—	—	—	—	792	—	—	792
Adjustments to Reconcile Net Income to
Cash Flow from Operations:
(Gain) Loss from Sale of Assets	(32)	—	—	—	—	—	—	—
Stock Compensation Expense	74	178	128	36	8	4	4	8
Other Operating Activities	(2,712)	304	(2,132)	772	587	62	381	906
Changes in Working Capital:
(Increase) Decrease in Accounts Receivable	(225)	(1,047)	218	48	(84)	1,346	2,340	910
(Increase) Decrease in Inventory	(2,686)	(2,363)	1,890	(1,100)	(3,156)	(797)	4,535	2,176
Increase (Decrease) in Accounts Payable	5	(81)	271	579	(206)	(458)	(240)	12
Increase (Decrease) in Accrued Liabilities	76	101	(60)	246	116	(517)	(674)	(41)
Change in Other Net Operating Assets	(28)	(70)	(70)	52	71	217	133	(13)
Net Cash Provided (Used) By Continuing Operations	(1,401)	(1,840)	4,606	2,533	(680)	299	6,423	5,444

Cash Flows from Investing Activities:
Capital Expenditures	(147)	(371)	(281)	(343)	(380)	(98)	(189)	(471)
Proceeds from Sale of Property, Plant & Equipment	1,712	—	—	—	—	—	—	—
Cash for Acquisitions	(3,418)	(709)	(200)	(887)	—	—	—	—
Net Cash Provided (Used) By Investing Activities	(1,853)	(1,080)	(481)	(1,230)	(380)	(98)	(189)	(471)

Cash Flows From Financing Activities:
Net Payments on Revolving Line of Credit	98	2,204	(2,302)	—	—	—	(13)	(13)
Borrowing on Long-Term Obligations	1,750	250	—	405	—	—	—	—
Repayment of Long-Term Obligations	(1,969)	(768)	(817)	(427)	(477)	(243)	(248)	(482)
Purchase and Retirement of Stock	(135)	—	—	—	—	—	—	—
Proceeds from Exercise of Stock Options	33	87	—	86	51	—	140	191
Net Cash Provided (Used) By Financing Activities	(223)	1,773	(3,119)	64	(426)	(243)	(121)	(304)
Effect of Exchange Rate Changes on Cash	54	91	(4)	188	(268)	(149)	60	(59)
Net Increase (Decrease) In Cash And Cash Equivalents	(3,423)	(1,056)	1,002	1,555	(1,754)	(191)	6,173	4,610
Cash And Cash Equivalents, Beginning	4,479	$1,056	—	1,002	2,557	2,557	803	2,366
Cash And Cash Equivalents, Ending	$1,056	—	$1,002	$2,557	$803	$2,366	$6,976	$6,976

15

Historical Orders Per Day and Backlog

■ Previous Twelve Months ■ Latest Twelve Months

($ in thousands)	Orders Per Day

($ in thousands)	Backlog

____________________

* As of August 10, 2008 and 2009.

16

2008 and 2009 Quarterly Sales and EBITDA Data by Segment

■ Work Gloves and Protective Wear ■ Promotional and Specialty Products ■ Pet Supplies

Segment Quarterly Net Sales

Segment Quarterly EBITDA (a)

____________________

* Q3 – Q4 2009 based on management’s assumptions.
(a) Excludes corporate expenses.

17

Projected 2009 Quarterly Consolidated Income Statements

($s and shares in thousands, except per share data)

	Year Ending December 2009
	Q1 A	Q2 A	Q3 E	Q4 E	Total
Net Sales	$11,582	$10,890	$11,287	$11,963	$45,721
Cost of Goods Sold	8,859	8,384	8,631	9,154	35,027
Gross Profit	2,723	2,506	2,656	2,810	10,694
Operating Expenses	2,745	2,341	2,554	2,563	10,203
Operating Income	(22)	165	101	247	491
Interest Income	5	4	—	—	9
Interest Expense	(67)	(67)	(67)	(67)	(267)
Other Income (Expense)	1	(1)	—	—	0
Income before Provision for Taxes	(83)	102	34	180	233
Income Tax (Benefit) Expense	(32)	39	—	—	7
Net Income before NOL Valuation Allowance Adjustment	(51)	62	34	180	226
NOL Valuation Allowance Adjustment	—	(376)	—	—	(376)
Net Income	($51)	($314)	$34	$180	($150)

Net Income before NOL Valuation Allowance
Adjustment per Common Share:
Diluted Earnings Per Share	($0.02)	$0.03	$0.02	$0.09	$0.11
Weighted Average Shares Outstanding	2,086	2,116	2,116	2,116	2,109
EBITDA Calculation:
Operating Income	($22)	$165	$101	$247	$491
Plus: Depreciation & Amortization	146	163	124	129	562
EBITDA	$124	$328	$225	$376	$1,053

Segment Operating Income and EBITDA:
Corporate Expenses	($312)	($260)	($262)	($261)	($1,094)
Operating Income Before Corporate Expenses	290	424	363	508	1,585
EBITDA Before Corporate Expenses	436	587	487	637	2,147
Net Sales Growth	(13.3%)	(18.0%)	(19.8%)	(20.4%)	(18.0%)
Gross Margin	23.5%	23.0%	23.5%	23.5%	23.4%
Operating Expenses as a % of Net Sales	23.7%	21.5%	22.6%	21.4%	22.3%
Operating Margin	(0.2%)	1.5%	0.9%	2.1%	1.1%
EBITDA Margin	1.1%	3.0%	2.0%	3.1%	2.3%
Net Margin before NOL Valuation Allowance Adjustment	(0.4%)	0.6%	0.3%	1.5%	0.5%

18

Projected Consolidated Income Statement Data*

Net Sales (% Growth)	Gross Profit (% Margin)

EBITDA (% Margin)	Operating Income (% Margin)

____________________

* Based on management’s assumptions.

19

Historical & Projected Income Statement Data by Segment*

■ Work Gloves and Protective Wear ■ Promotional and Specialty Products ■ Pet Supplies

Segment Net Sales

Segment Gross Profit

____________________

* 2009E-2013P based on management’s assumptions.

20

Historical & Projected Income Statement Data by Segment*

■ Work Gloves and Protective Wear ■ Promotional and Specialty Products ■ Pet Supplies

Segment EBITDA*

Segment Operating Income*

____________________

* Excludes corporate expenses.

21

Projected Consolidated Income Statements*

($s and shares in thousands, except per share data)

	Year Ending December
	2009E	2010P	2011P	2012P	2013P
Net Sales	$45,721	$46,519	$48,094	$50,038	$52,387
Cost of Goods Sold	35,027	35,772	36,921	38,333	40,038
Gross Profit	10,694	10,747	11,173	11,705	12,349
Operating Expenses	10,203	10,308	10,535	10,662	10,885
Operating Income	491	439	637	1,043	1,464
Interest Income	9	95	93	95	106
Interest Expense	(267)	—	—	—	—
Other Income (Expense)	0	—	—	—	—
Income before Provision for Taxes	233	534	730	1,138	1,570
Income Tax (Benefit) Expense (a)	7	214	292	455	628
Net Income before NOL Valuation Allowance Adjustment	226	321	438	683	942
NOL Valuation Allowance Adjustment	(376)	—	—	—	—
Net Income	($150)	$321	$438	$683	$942

Net Income before NOL Valuation Allowance
Adjustment per Common Share:
Diluted Earnings Per Share	$0.11	$0.15	$0.21	$0.32	$0.45
Weighted Average Shares Outstanding	2,109	2,116	2,116	2,116	2,116
EBITDA Calculation:
Operating Income	$491	$439	$637	$1,043	$1,464
Plus: Depreciation & Amortization	562	661	695	649	657
EBITDA	$1,053	$1,100	$1,332	$1,692	$2,121

Segment Operating Income and EBITDA:
Corporate Expenses	($1,094)	($984)	($1,037)	($1,037)	($1,037)
Operating Income Before Corporate Expenses	1,585	1,423	1,674	2,080	2,501
EBITDA Before Corporate Expenses	2,147	2,084	2,369	2,729	3,158
Net Sales Growth	(18.0%)	1.7%	3.4%	4.0%	4.7%
Gross Margin	23.4%	23.1%	23.2%	23.4%	23.6%
Operating Expenses as a % of Net Sales	22.3%	22.2%	21.9%	21.3%	20.8%
Operating Margin	1.1%	0.9%	1.3%	2.1%	2.8%
EBITDA Margin	2.3%	2.4%	2.8%	3.4%	4.0%
Net Margin before NOL Valuation Allowance Adjustment	0.5%	0.7%	0.9%	1.4%	1.8%
* Based on management’s assumptions.
(a) Assumes a 40% tax rate in 2010 - 2013.

22

Projected Income Statements by Segment*

($ in thousands)
	Year Ending December
	2009E	2010P	2011P	2012P	2013P
Net Sales
Work Gloves and Protective Wear	$29,774	$30,370	$31,281	$32,532	$34,158
Promotional and Specialty Products	8,969	8,962	9,410	9,880	10,374
Pet Supplies	6,979	7,188	7,404	7,626	7,855
Total Net Sales	$45,721	$46,519	$48,094	$50,038	$52,387
Gross Profit
Work Gloves and Protective Wear	$6,319	$6,419	$6,649	$6,972	$7,397
Promotional and Specialty Products	2,647	2,575	2,704	2,846	2,994
Pet Supplies	1,729	1,753	1,819	1,887	1,957
Total Gross Profit	$10,694	$10,747	$11,173	$11,705	$12,349
Operating Income
Work Gloves and Protective Wear	$134	$145	$261	$454	$708
Promotional and Specialty Products	730	575	664	828	947
Pet Supplies	722	704	749	797	846
Corporate	(1,094)	(984)	(1,037)	(1,037)	(1,037)
Total Operating Income	$491	$439	$637	$1,043	$1,464
EBITDA
Work Gloves and Protective Wear	$450	$470	$648	$849	$1,124
Promotional and Specialty Products	940	887	937	1,041	1,141
Pet Supplies	758	728	784	838	893
Corporate	(1,094)	(984)	(1,037)	(1,037)	(1,037)
Total EBITDA	$1,053	$1,100	$1,332	$1,692	$2,121

Net Sales Growth
Work Gloves and Protective Wear	(22.2%)	2.0%	3.0%	4.0%	5.0%
Promotional and Specialty Products	(17.9%)	(0.1%)	5.0%	5.0%	5.0%
Pet Supplies	6.9%	3.0%	3.0%	3.0%	3.0%
Total	(18.0%)	1.7%	3.4%	4.0%	4.7%
Gross Margin
Work Gloves and Protective Wear	21.2%	21.1%	21.3%	21.4%	21.7%
Promotional and Specialty Products	29.5%	28.7%	28.7%	28.8%	28.9%
Pet Supplies	24.8%	24.4%	24.6%	24.7%	24.9%
Total	23.4%	23.1%	23.2%	23.4%	23.6%
Operating Margin
Work Gloves and Protective Wear	0.4%	0.5%	0.8%	1.4%	2.1%
Promotional and Specialty Products	8.1%	6.4%	7.1%	8.4%	9.1%
Pet Supplies	10.3%	9.8%	10.1%	10.5%	10.8%
Total	1.1%	0.9%	1.3%	2.1%	2.8%
EBITDA Margin
Work Gloves and Protective Wear	1.5%	1.5%	2.1%	2.6%	3.3%
Promotional and Specialty Products	10.5%	9.9%	10.0%	10.5%	11.0%
Pet Supplies	10.9%	10.1%	10.6%	11.0%	11.4%
Total	2.3%	2.4%	2.8%	3.4%	4.0%
* Based on management’s assumptions.

23

Projected Consolidated Balance Sheets*

($s in thousands, except per share data)
	As of December
	2009E	2010P	2011P	2012P	2013P
Assets:
Cash & Equivalents	$4,835	$4,705	$4,550	$4,979	$5,609
Accounts Receivable, net	6,645	6,775	6,991	7,270	7,619
Inventories	14,160	14,468	14,904	15,457	16,138
Other Current Assets	391	399	421	454	526
Total Current Assets	26,030	26,346	26,866	28,159	29,891
Property, Plant & Equipment, net	2,963	3,147	3,352	3,188	3,016
Goodwill	2,853	2,853	2,853	2,853	2,853
Deferred Taxes	2,843	2,726	2,549	2,239	1,789
Other Assets	505	505	505	505	505
Total Assets	$35,195	$35,578	$36,125	$36,945	$38,054

Liabilities & Stockholders' Equity:
Accounts Payable	$1,418	$1,444	$1,485	$1,537	$1,599
Accrued Wages and Commission	898	915	947	986	1,033
Other Accrued Liabilities	1,171	1,192	1,228	1,274	1,331
Total Current Liabilities	3,488	3,551	3,660	3,797	3,964
Long-Term Debt	—	—	—	—	—
Deferred Compensation	146	146	146	146	146
Total Liabilities	3,634	3,697	3,806	3,943	4,110
Total Stockholders' Equity	31,560	31,881	32,319	33,002	33,943
Total Liabilities & Stockholders' Equity	$35,194	$35,578	$36,125	$36,945	$38,054

Book Value Per Share (a)	$14.91	$15.07	$15.27	$15.60	$16.04

____________________

* Based on management’s assumptions.
(a) Based on 2,116,047 shares outstanding.

24

Projected Consolidated Cash Flow Statements*

($s in thousands)
	Year Ending December
	2009E	2010P	2011P	2012P	2013P
Cash Flows from Operating Activities:
Net Income (Loss)	($150)	$321	$438	$683	$942
Adjustments to Reconcile Net Income to
Cash Flow from Operations:
Depreciation & Amortization	562	661	695	649	657
Deferred Taxes	376	117	177	310	450
Changes in Working Capital:
(Increase) Decrease in Accounts Receivable	1,611	(130)	(216)	(279)	(349)
(Increase) Decrease in Inventory	4,768	(307)	(436)	(552)	(681)
(Increase) Decrease in Other Current Assets	133	(8)	(22)	(33)	(72)
Increase (Decrease) in Accounts Payable	(442)	26	42	52	63
Increase (Decrease) in Accrued Liabilities	(539)	37	68	85	105
Net Cash Provided (Used) By Continuing Operations	6,319	715	746	914	1,114

Cash Flows from Investing Activities:
Capital Expenditures	(185)	(845)	(900)	(485)	(485)
Net Cash Provided (Used) By Investing Activities	(185)	(845)	(900)	(485)	(485)

Cash Flows From Financing Activities:
Repayment of Current Portion of Long-Term Debt	(495)	—	—	—	—
Repayment of Long-Term Debt	(1,607)	—	—	—	—
Other Proceeds / (Payments)	—	—	—	—	—
Net Cash Provided (Used) By Financing Activities	(2,102)	—	—	—	—
Net Increase (Decrease) In Cash And Cash Equivalents	4,031	(130)	(154)	429	629
Cash And Cash Equivalents, Beginning	803	4,835	4,705	4,550	4,979
Cash And Cash Equivalents, Ending	$4,835	$4,705	$4,550	$4,979	$5,609

____________________

* Based on management’s assumptions.

25

TAB III:

Valuation Analyses

Valuation Approaches

– Review of current and historical trading prices and volume of Baseball’s common stock	– “Public Market” valuation – Value based on public market trading multiples of similar micro-cap companies	– “Transaction Specific” valuation – Analyzes the premiums paid in other reverse/forward split transactions resulting in the company “going dark”	– Present value of projected free cash flows – Incorporates time value and cost of capital considerations – Relies on management’s projections	– Value that could hypothetically be derived from the liquidation (sale) of assets and the satisfaction of liabilities – Based on recent balance sheet – Relies on management’s estimates

26

Summary Market Data – Baseball

Market Data (As of 8/17/09) (a)

($s and shares in millions, except per share data)		Earnings per Share	$0.19
		Price/Earnings Ratio	26.4x
Closing Price (8/17/09)	$5.11
		Book Value per Share	$14.90
52-Week High	$8.25	Price/Book Value	0.3x
52-Week Low	$5.05
		Market Capitalization	$10.8
Current as a % of 52-Week High	61.9%	Plus: Total Debt	1.9
		Less: Cash & Equivalents	7.0
Market Capitalization	$10.8	Enterprise Value	$5.7
Common Shares Outstanding	2.1
		Enterprise Value/LTM Operating Income	3.0x
		Enterprise Value/2009E Operating Income	11.6x
		Enterprise Value/LTM EBITDA	2.2x
		Enterprise Value/2009E EBITDA	5.4x

Market Data (As of 8/17/09) – Pro Forma for the Transaction (a) (b)

($s and shares in millions, except per share data)		Earnings per Share	$0.19
		Price/Earnings Ratio	39.5x
Cash Consideration Pursuant to Transaction	$7.65
		Book Value per Share	$14.90
52-Week High	$8.25	Price/Book Value	0.5x
52-Week Low	$5.05
		Market Capitalization	$16.2
Consideration as a % of 52-Week High	92.7%	Plus: Total Debt	1.9
		Less: Cash & Equivalents	7.0
Market Capitalization	$16.2	Enterprise Value	$11.1
Common Shares Outstanding	2.1
		Enterprise Value/LTM Operating Income	5.8x
		Enterprise Value/2009E Operating Income	22.5x
		Enterprise Value/LTM EBITDA	4.3x
		Enterprise Value/2009E EBITDA	10.5x

____________________

Source: Capital IQ and Baseball.
(a) Balance sheet and income statement data as of the LTM ended June 27, 2009.
(b) Pro forma for the proposed $7.65 cash consideration per share pursuant to the Transaction.

27

One Year Stock Price and Trading Volume History

Stock Trading History
Closing stock price (8/17/09)	$5.11
Market capitalization (in millions)	$10.8
52-week high	$8.25
52-week low	$5.05
Average stock price:
30 day	$5.11
60 day	$5.31
90 day	$5.62
120 day	$5.58
One Year	$5.58
Volume weighted average stock price:
30 day	—
60 day	$5.17
90 day	$5.40
120 day	$5.41
One Year	$5.79
Average daily trading volume:
30 day	—
60 day	333
90 day	260
120 day	210
One Year	164

____________________

Source: Capital IQ.

28

Three Year Stock Price and Trading Volume History

Stock Trading History
Closing stock price (8/17/09)	$5.11
Market capitalization (in millions)	$10.8
52-week high	$8.25
52-week low	$5.05
Average stock price:
30 day	$5.11
60 day	$5.31
90 day	$5.62
120 day	$5.58
One Year	$5.58
Three Year	$6.85
Volume weighted average stock price:
30 day	—
60 day	$5.17
90 day	$5.40
120 day	$5.41
One Year	$5.79
Three Year	$7.38
Average daily trading volume:
30 day	—
60 day	333
90 day	260
120 day	210
One Year	164
Three Year	503

____________________

Source: Capital IQ.

29

Shares of Baseball Traded at or Below Analysis – One Year

Price per Share

Total Shares Traded	41,467	Price Summary
% of Shares Outstanding (a)	2.0%	Low	$5.05
		Mean	$5.58
Avg. Daily Volume	164	High	$8.25

____________________

Source: Bloomberg.
Note: Represents common stock traded from August 18, 2008 to August 17, 2009.
(a) Shares outstanding of 2,116,047 as of August 3, 2009. Does not include shares issuable upon exercise of stock options.

30

Shares of Baseball Traded at or Below Analysis – Three Year

Price per Share

Total Shares Traded	381,020	Price Summary
% of Shares Outstanding (a)	18.0%	Low	$5.05
		Mean	$6.85
Avg. Daily Volume	503	High	$9.03
____________________

Source: Bloomberg.
Note: Represents common stock traded from August 18, 2006 to August 17, 2009.
(a) Shares outstanding of 2,116,047 as of August 3, 2009. Does not include shares issuable upon exercise of stock options.

31

Selected Public Companies Criteria

◆	TM Capital analyzed 10 selected public companies’ operating and valuation statistics in comparison to that of Baseball

◆	To be included in this analysis, each company had to meet the following criteria:
	❖	Headquartered in the United States
	❖	Traded on a United States exchange
	❖	Market capitalization less than $350 million
	❖	Enterprise value greater than $10 million
	❖	Primarily distributors, importing products used in a consumer or industrial end-user application
	❖	Sourced products from third party manufacturers based primarily in the far east (i.e. Asia)

32

Analysis of Selected Publicly Traded Companies*

Enterprise Value / 2009E EBIT & EBITDA Multiples (a) (b)

Ticker	Company
CTIB	CTI Industries Corp.	EV / 2009E EBIT
BOOT	Lacrosse Footwear Inc.	EV / 2009E EBITDA
RCRC	RC2 Corp.	EV / 2009E EBIT
RBI	Sport Supply Group, Inc	EV / 2009E EBITDA
SUMR	Summer Infant, Inc.

____________________

Source: Capital IQ and company filings. Only includes companies with publically available 2009 EBITDA projections.
* Stock data as of August 17, 2009.
(a) Adjusts for non-recurring and unusual items.
(b) 2009E EBIT calculated by subtracting depreciation and amortization for the latest twelve months from 2009 EBITDA estimates.

33

Analysis of Selected Publicly Traded Companies*

Enterprise Value / Historical EBITDA Multiples (a)

Ticker	Company	Ticker	Company
CRWS	Crown Crafts Inc.	RUS	Russ Berrie & Co., Inc.	EV / Historical Average EBITDA
CSS	CSS Industries Inc.	RBI	Sport Supply Group, Inc	EV / LTM EBITDA
CTIB	CTI Industries Corp.	SUMR	Summer Infant, Inc.	EV / Historical Average EBITDA
BOOT	Lacrosse Footwear Inc.	SNKI	Swank Inc.	EV / LTM EBITDA
RCRC	RC2 Corp.	UUU	Universal Security Instruments Inc.

____________________

Source: Capital IQ and company filings.
Note: Historical Average includes latest three fiscal years and LTM.
NM – Not Meaningful.
* Stock data as of August 17, 2009.
(a) Adjusts for non-recurring and unusual items.

34

Analysis of Selected Publicly Traded Companies*

Enterprise Value / Historical EBIT Multiples (a)

Ticker	Company	Ticker	Company
CRWS	Crown Crafts Inc.	RUS	Russ Berrie & Co., Inc.	EV / Historical Average EBIT
CSS	CSS Industries Inc.	RBI	Sport Supply Group, Inc	EV / LTM EBIT
CTIB	CTI Industries Corp.	SUMR	Summer Infant, Inc.	EV / Historical Average EBIT
BOOT	Lacrosse Footwear Inc.	SNKI	Swank Inc.	EV / LTM EBIT
RCRC	RC2 Corp.	UUU	Universal Security Instruments Inc.

____________________

Source: Capital IQ and company filings.
Note: Historical Average includes latest three fiscal years and LTM.
* Stock data as of August 17, 2009.
(a) Adjusts for non-recurring and unusual items.

35

Analysis of Selected Publicly Traded Companies
($s in million)
	LTM Sales			3 Year Sales Compounded Annual Growth Rate
Rank	Company	Sales	Rank	Company	CAGR
1	CSS Industries Inc.	$481.5	1	Summer Infant, Inc.	55.0%
2	RC2 Corp.	$427.9	2	Russ Berrie & Co., Inc.	20.3%
3	Sport Supply Group, Inc	$251.6	3	CTI Industries Corp.	15.5%
4	Russ Berrie & Co., Inc.	$241.6	4	Lacrosse Footwear Inc.	8.8%
5	Summer Infant, Inc.	$143.2	5	Sport Supply Group, Inc	6.8%
6	Lacrosse Footwear Inc.	$131.3	6	Crown Crafts Inc.	6.4%
7	Swank Inc.	$114.0	7	Swank Inc.	5.2%
8	Crown Crafts Inc.	$85.4	8	Baseball (a)	1.0%
9	Baseball (a)	$51.6	9	CSS Industries Inc.	(2.8%)
10	CTI Industries Corp.	$42.2	10	Universal Security Instruments Inc.	(3.3%)
11	Universal Security Instruments Inc.	$25.8	11	RC2 Corp.	(3.9%)

	LTM Gross Margin			LTM EBITDA Margin
Rank	Company	Margin	Rank	Company	Margin
1	RC2 Corp.	42.4%	1	RC2 Corp.	14.1%
2	Lacrosse Footwear Inc.	39.2%	2	Crown Crafts Inc.	12.3%
3	Sport Supply Group, Inc	35.9%	3	Russ Berrie & Co., Inc.	11.2%
4	Summer Infant, Inc.	34.8%	4	Sport Supply Group, Inc	9.9%
5	Swank Inc.	31.1%	5	CSS Industries Inc.	9.3%
6	Russ Berrie & Co., Inc.	30.4%	6	Summer Infant, Inc.	9.0%
7	CSS Industries Inc.	25.8%	7	CTI Industries Corp.	8.5%
8	Baseball (a)	25.0%	8	Lacrosse Footwear Inc.	8.1%
9	CTI Industries Corp.	22.2%	9	Baseball (a)	5.0%
10	Universal Security Instruments Inc.	22.0%	10	Swank Inc.	3.4%
11	Crown Crafts Inc.	21.8%	11	Universal Security Instruments Inc.	0.1%
____________________

Source: Capital IQ and company filings.
Note: Adjusts for non-recurring and unusual items
(a) Income statement data for the LTM ended June 27, 2009.

36

Analysis of Selected Publicly Traded Companies – Valuation Data
(in millions, except per share data)
			Price			Enterprise Value Calculation
			Per Share	% of 52-	Shares	Market	Total		Enterprise	Book Value
Company	Latest FY	Ticker	8/17/2009	Week High	Out	Cap	Debt	Cash	Value	Per Share	Multiple
Crown Crafts Inc.	3/29/2009	CRWS	$2.85	73.1%	9.2	$26.2	$20.8	$14.9	$32.1	$2.51	1.1x
CSS Industries Inc.	3/31/2009	CSS	21.01	68.1%	9.6	201.8	47.5	1.8	247.5	26.43	0.8
CTI Industries Corp.	12/31/2008	CTIB	2.08	34.4%	2.7	5.7	16.0	0.2	21.6	3.06	0.7
Lacrosse Footwear Inc.	12/31/2008	BOOT	10.55	62.1%	6.3	66.5	—	5.1	61.3	9.78	1.1
RC2 Corp.	12/31/2008	RCRC	14.75	54.4%	20.8	307.2	67.5	31.8	342.9	7.80	1.9
Russ Berrie & Co., Inc.	12/31/2008	RUS	4.94	49.1%	21.5	106.2	91.6	2.7	195.1	3.47	1.4
Sport Supply Group, Inc	6/30/2008	RBI	10.42	83.2%	12.4	129.1	29.7	3.6	155.2	7.21	1.4
Summer Infant, Inc.	12/31/2008	SUMR	4.03	83.7%	15.4	62.0	37.8	2.5	97.4	4.24	0.9
Swank Inc.	12/31/2008	SNKI	2.90	100.0%	5.7	16.5	6.0	0.2	22.2	4.92	0.6
Universal Security Instruments Inc.	3/31/2009	UUU	5.50	83.6%	2.4	13.1	—	0.9	12.2	10.25	0.5

			Median	70.6%	9.4	$64.3	$25.2	$2.6	$79.4	$6.07	1.0x
			High	100.0%	21.5	307.2	91.6	31.8	342.9	26.4	1.9
			Low	34.4%	2.4	5.7	—	0.2	12.2	2.5	0.5

Baseball	12/27/2008	—	$5.11	61.9%	2.1	$10.8	$1.9	$7.0	$5.7	$14.90	0.3x
Baseball - Pursuant to Transaction	12/27/2008	—	$7.65	92.7%	2.1	$16.2	$1.9	$7.0	$11.1	$14.90	0.5x

		Enterprise Value Multiples
		Sales				EBIT				EBITDA
		Historical	Latest			Historical	Latest			Historical	Latest
Company		Average (a)	FY	LTM	2009E	Average (a)	FY	LTM	2009E (b)	Average (a)	FY	LTM	2009E
Crown Crafts Inc.		0.41x	0.37x	0.38x	NA	3.6x	3.6x	3.8x	NA	3.1x	3.0x	3.1x	NA
CSS Industries Inc.		0.50	0.51	0.51	NA	6.5	7.7	7.7	NA	4.8	5.4	5.5	NA
CTI Industries Corp.		0.54	0.48	0.51	0.54x	11.1	8.8	12.0	11.1x	6.1	5.3	6.0	5.8x
Lacrosse Footwear Inc.		0.51	0.48	0.47	0.47	6.2	5.7	7.4	8.2	5.2	4.9	5.8	6.3
RC2 Corp.		0.73	0.78	0.80	0.79	5.7	7.6	7.7	7.8	4.5	5.6	5.7	5.8
Russ Berrie & Co., Inc.		1.00	0.85	0.81	NA	7.0	8.4	8.5	NA	5.8	6.7	7.2	NA
Sport Supply Group, Inc		0.64	0.62	0.62	0.63	9.9	7.7	7.1	7.3	8.1	6.5	6.3	6.4
Summer Infant, Inc.		0.95	0.74	0.68	0.65	13.0	9.8	10.8	9.3	10.1	7.6	7.6	6.8
Swank Inc.		0.19	0.20	0.20	NA	3.2	8.7	6.4	NA	3.1	7.5	5.8	NA
Universal Security Instruments Inc.		0.41	0.47	0.47	NA	9.1	32.3	NM	NA	8.8	28.5	NM	NA

	Median	0.52x	0.50x	0.51x	0.63x	6.7x	8.0x	7.7x	8.2x	5.5x	6.0x	5.8x	6.3x
	High	1.00	0.85	0.81	0.79	13.0	32.3	12.0	11.1	10.1	28.5	7.6	6.8
	Low	0.19	0.20	0.20	0.47	3.2	3.6	3.8	7.3	3.1	3.0	3.1	5.8

Baseball		0.11x	0.10x	0.11x	0.12x	2.6x	2.7x	3.0x	11.6x	2.1x	2.1x	2.2x	5.4x
Baseball - Pursuant to Transaction		0.20x	0.20x	0.21x	0.24x	5.1x	5.2x	5.8x	22.5x	4.0x	4.0x	4.3x	10.5x
____________________

Source: Capital IQ and company filings.
Note: Adjusts for non-recurring and unusual items.
NA – Not Available.
NM – Not Meaningful.
(a) Historical Average includes latest three fiscal years and LTM.
(b) 2009E EBIT calculated by subtracting depreciation and amortization for the latest twelve months from 2009 EBITDA estimates.

37

Analysis of Selected Publicly Traded Companies – Operating Data
($ in millions)
		Sales					Gross Profit				EBIT
Company		FY-2	FY-1	Latest FY	LTM	2009E	FY-2	FY-1	Latest FY	LTM	FY-2	FY-1	Latest FY	LTM	2009E (b)
Crown Crafts Inc.		$69.3	$74.9	$87.4	$85.4	NA	$18.1	$18.8	$18.9	$18.6	$9.2	$9.2	$8.9	$8.4	NA
CSS Industries Inc.		530.7	498.3	482.4	481.5	NA	137.3	137.5	126.3	124.0	44.0	44.6	32.2	32.0	NA
CTI Industries Corp.		35.4	36.5	45.0	42.2	$39.6	8.9	8.7	10.3	9.4	2.3	1.3	2.4	1.8	$1.9
Lacrosse Footwear Inc.		107.8	118.2	128.0	131.3	131.6	42.3	46.9	50.7	51.4	9.3	11.5	10.7	8.3	7.5
RC2 Corp.		518.8	489.0	437.0	427.9	432.1	243.1	218.9	193.6	181.6	90.6	61.2	44.9	44.7	43.5
Russ Berrie & Co., Inc.		147.1	163.1	229.2	241.6	NA	62.8	61.7	73.1	73.5	34.3	31.6	23.3	22.9	NA
Sport Supply Group, Inc		224.2	236.9	251.4	251.6	247.1	75.1	83.6	91.1	90.3	8.4	12.7	20.2	21.7	21.1
Summer Infant, Inc.		52.2	80.5	132.4	143.2	150.7	20.3	30.5	46.9	49.9	4.4	6.6	9.9	9.0	10.5
Swank Inc.		119.1	128.6	114.0	114.0	NA	41.4	42.8	35.8	35.5	11.4	10.2	2.5	3.4	NA
Universal Security Instruments Inc.		32.9	33.9	26.1	25.8	NA	10.4	7.9	6.1	5.7	3.6	1.4	0.4	(0.0)	NA

	Median	$113.4	$123.4	$130.2	$137.2	$150.7	$41.8	$44.9	$48.8	$50.6	$9.3	$10.9	$10.3	$8.7	$10.5
	High	530.7	498.3	482.4	481.5	432.1	243.1	218.9	193.6	181.6	90.6	61.2	44.9	44.7	43.5
	Low	32.9	33.9	26.1	25.8	39.6	8.9	7.9	6.1	5.7	2.3	1.3	0.4	(0.0)	1.9

Baseball (a)		$53.7	$55.2	$55.7	$51.6	$45.7	$13.6	$14.4	$13.8	$12.9	$2.2	$2.5	$2.1	$1.9	$0.5

		Sales Growth					Gross Margin				EBIT Margin
Company		FY-2	FY-1	Latest FY	CAGR*		FY-2	FY-1	Latest FY	LTM	FY-2	FY-1	Latest FY	LTM	2009E (b)
Crown Crafts Inc.		(4.7%)	8.1%	16.7%	6.4%		26.1%	25.1%	21.6%	21.8%	13.3%	12.3%	10.1%	9.9%	NA
CSS Industries Inc.		1.0%	(6.1%)	(3.2%)	(2.8%)		25.9%	27.6%	26.2%	25.8%	8.3%	8.9%	6.7%	6.6%	NA
CTI Industries Corp.		21.4%	3.1%	23.2%	15.5%		25.1%	23.8%	22.9%	22.2%	6.5%	3.4%	5.4%	4.3%	4.9%
Lacrosse Footwear Inc.		8.5%	9.6%	8.3%	8.8%		39.2%	39.7%	39.6%	39.2%	8.7%	9.8%	8.4%	6.3%	5.7%
RC2 Corp.		5.3%	(5.7%)	(10.6%)	(3.9%)		46.9%	44.8%	44.3%	42.4%	17.5%	12.5%	10.3%	10.5%	10.1%
Russ Berrie & Co., Inc.		11.8%	10.9%	40.6%	20.3%		42.7%	37.8%	31.9%	30.4%	23.3%	19.4%	10.2%	9.5%	NA
Sport Supply Group, Inc		8.6%	5.6%	6.1%	6.8%		33.5%	35.3%	36.2%	35.9%	3.7%	5.4%	8.0%	8.6%	8.6%
Summer Infant, Inc.		46.9%	54.3%	64.4%	55.0%		38.9%	37.9%	35.4%	34.8%	8.4%	8.3%	7.5%	6.3%	7.0%
Swank Inc.		21.6%	8.0%	(11.4%)	5.2%		34.8%	33.3%	31.4%	31.1%	9.6%	7.9%	2.2%	3.0%	NA
Universal Security Instruments Inc.		14.0%	2.8%	(23.0%)	(3.3%)		31.7%	23.2%	23.4%	22.0%	11.0%	4.1%	1.4%	(0.1%)	NA

	Median	10.2%	6.8%	7.2%	6.6%		34.1%	34.3%	31.7%	30.8%	9.1%	8.6%	7.8%	6.5%	7.0%
	High	46.9%	54.3%	64.4%	55.0%		46.9%	44.8%	44.3%	42.4%	23.3%	19.4%	10.3%	10.5%	10.1%
	Low	(4.7%)	(6.1%)	(23.0%)	(3.9%)		25.1%	23.2%	21.6%	21.8%	3.7%	3.4%	1.4%	(0.1%)	4.9%

Baseball (a)		(0.9%)	2.9%	1.0%	1.0%		25.3%	26.1%	24.7%	25.0%	4.1%	4.4%	3.8%	3.7%	1.1%

____________________

Source: Capital IQ and company filings.
Note: Adjusts for non-recurring and unusual items.
* Three year sales compounded annual growth rate.
(a) FY -2 EPS stated before NOL Valuation Allowance Adjustment.
(b) 2009E EBIT calculated by subtracting depreciation and amortization for the latest twelve months from 2009 EBITDA estimates.

38

Analysis of Selected Publicly Traded Companies – Operating Data
($ in millions)
		EBITDA					Earnings Per Share
Company		FY-2	FY-1	Latest FY	LTM	2009E	FY-2	FY-1	Latest FY	LTM	2009E
Crown Crafts Inc.		$9.7	$10.3	$10.9	$10.5	NA	$0.79	$0.44	($1.83)	($1.84)	NA
CSS Industries Inc.		58.4	57.8	45.4	44.9	NA	2.19	2.31	1.70	1.73	NA
CTI Industries Corp.		3.7	2.7	4.0	3.6	$3.7	0.85	0.03	0.40	0.31	$0.30
Lacrosse Footwear Inc.		11.0	13.3	12.6	10.6	9.8	1.02	1.15	0.96	0.77	0.81
RC2 Corp.		105.8	76.0	61.2	60.4	59.2	2.05	1.04	(11.82)	(11.32)	1.39
Russ Berrie & Co., Inc.		39.6	37.5	29.2	27.1	NA	0.67	0.43	(4.65)	(5.11)	NA
Sport Supply Group, Inc		11.8	16.2	23.9	24.8	24.2	0.18	0.37	0.62	0.75	0.81
Summer Infant, Inc.		5.1	8.0	12.8	12.9	14.3	0.17	0.23	0.33	0.30	0.35
Swank Inc.		11.6	10.4	3.0	3.9	NA	2.36	0.81	0.35	0.47	NA
Universal Security Instruments Inc.		3.7	1.4	0.4	0.0	NA	2.45	1.13	0.58	0.65	NA

	Median	$11.3	$11.9	$12.7	$11.7	$14.3	$0.93	$0.63	$0.37	$0.39	$0.81
	High	105.8	76.0	61.2	60.4	59.2	2.45	2.31	1.70	1.73	1.39
	Low	3.7	1.4	0.4	0.0	3.7	0.17	0.03	(11.82)	(11.32)	0.30

Baseball (a)		$2.7	$3.0	$2.8	$2.6	$1.1	$0.53	$0.62	$0.24	$0.03	$0.09

		EBITDA Margin
Company		FY-2	FY-1	Latest FY	LTM	2009E
Crown Crafts Inc.		13.9%	13.8%	12.5%	12.3%	NA
CSS Industries Inc.		11.0%	11.6%	9.4%	9.3%	NA
CTI Industries Corp.		10.5%	7.5%	9.0%	8.5%	NA
Lacrosse Footwear Inc.		10.2%	11.2%	9.8%	8.1%	7.4%
RC2 Corp.		20.4%	15.5%	14.0%	14.1%	13.7%
Russ Berrie & Co., Inc.		26.9%	23.0%	12.8%	11.2%	NA
Sport Supply Group, Inc		5.3%	6.8%	9.5%	9.9%	9.8%
Summer Infant, Inc.		9.7%	10.0%	9.7%	9.0%	9.5%
Swank Inc.		9.8%	8.1%	2.6%	3.4%	NA
Universal Security Instruments Inc.		11.1%	4.3%	1.6%	0.1%	NA

	Median	10.7%	10.6%	9.6%	9.2%	9.6%
	High	26.9%	23.0%	14.0%	14.1%	13.7%
	Low	5.3%	4.3%	1.6%	0.1%	7.4%

Baseball (a)		5.0%	5.4%	5.0%	5.0%	2.3%

____________________

Source: Capital IQ and company filings.
Note: Adjusts for non-recurring and unusual items.
(a) FY -2 EPS stated before NOL Valuation Allowance Adjustment.

39

Analysis of Selected Publicly Traded Companies
Company Name	Company Description

Crown Crafts, Inc. engages in the design, marketing and distribution of infant and toddler products in the United States and internationally. Its infant products include crib bedding, blankets, nursery accessories, room decor, bibs, burp cloths, bathing accessories, and other infant soft goods. Its customers include mass merchants, chain stores, juvenile specialty stores, Internet accounts, wholesale clubs, and catalogue and direct mail houses. Products are manufactured primarily in China and marketed under a variety of company-owned trademarks. Crown Crafts sells its products through its sales force, independent commissioned sales representatives and distributors. The company was founded in 1957 and is headquartered in Gonzales, Louisiana.

CSS Industries, Inc. engages in the design, manufacture, procurement, distribution and sale of seasonal and social expression products. Its products include gift wrap, gift bags, gift boxes, boxed greeting cards, gift tags, decorative tissue paper, decorations, classroom exchange Valentines, decorative ribbons and bows, halloween masks, costumes and other gift items. The company sells its products through national and regional account managers, product specialists, and a network of independent manufacturers’ representatives to mass market retailers, discount department stores, specialty chains, warehouse clubs, drug and food chains, dollar stores, independent card, gift and floral shops, and retail teachers’ stores in the United States, Canada, and Hong Kong. The company operates 11 manufacturing and distribution centers in the United States. Approximately 47% of the company's 2008 sales were related to products sourced from foreign suppliers. CSS Industries was founded in 1923 and is headquartered in Philadelphia, Pennsylvania.

CTI Industries Corporation engages in the development, production, marketing and sale of novelty products, specialty and printed films and flexible containers in the United States and internationally. The company’s products include foil balloons, latex balloons, punch balls and other inflatable toy items (accounted for approximately 57.5% of 2008 revenue); specialty and printed films for food packaging, specialized consumer uses and various commercial applications (accounted for approximately 18.3% of 2008 revenue); and flexible containers for home and consumer use for the storage and preservation of food and personal items (accounted for approximately 24.2% of 2008 revenue). It markets its products primarily through distributors, wholesalers, independent sales representatives and retail outlets. CTI Industries Corporation was founded in 1975 and is headquartered in Barrington, Illinois.

LaCrosse Footwear, Inc. engages in the design, development, manufacture and marketing of footwear and apparel for the work and outdoor markets. The company offers work and outdoor boots under the ‘DANNER’ brand name; and rubber and leather footwear, and rainwear and protective clothing under the ‘LACROSSE’ brand name. The company sources approximately 75% of the products it sells through a network of international contract manufacturers, primarily in China, with the remaining 25% manufactured domestically in the company's facility. The company offers its products through a network of specialty retailers and distributors in the United States, Asia, Europe, and Canada, as well as through the Internet. It also operates a retail outlet store, which sells slow-moving merchandise, factory seconds and other products for ‘DANNER’ and ‘LACROSSE’ brands. The company sells its products directly to sporting goods and outdoor retailers, general merchandise and independent shoe stores, wholesalers, and distributors. LaCrosse Footwear, Inc. was founded in 1897 and is based in Portland, Oregon.

RC2 Corporation designs, produces, and markets toys, collectibles and infant and toddler products. It offers mother, infant and toddler category products that include a range of products related to infant and toddler feeding, gear, care, and play, which are marketed under The First Years and Lamaze brands. The company’s product line includes Take & Toss toddler self-feeding system, Lamaze infant development products, and American Red Cross health and wellness products. It also provides preschool, youth, and adult category products under the Learning Curve, Johnny Lightning and Ertl brands. The company also offers its products under the Thomas & Friends, John Deere and Take Along Thomas brand names. The company sources approximately 90% of the products it purchased in 2008 from China. RC2 Corporation sells its products through chain retailers, specialty retailers, wholesalers, and OEM dealers in North America, Europe, Australia, the Asia Pacific and South America. The company was founded in 1996 and is headquartered in Oak Brook, Illinois.

40

Analysis of Selected Publicly Traded Companies
Company Name	Company Description

Russ Berrie and Company, Inc. designs, imports, markets and distributes infant and juvenile consumer products. It offers infant bedding and related nursery accessories and decor. Substantially all the company's products are produced by independent manufacturers in Eastern Asia. The company offers its products to retailers, including national retail accounts, and independent retailers, as well as to military post exchanges. It sells products through its direct sales force and independent manufacturers’ representatives and distributors in the United States, the United Kingdom and Australia. The company was founded in 1963 and is based in Wayne, New Jersey.

Sport Supply Group, Inc. manufacturers, markets and distributes sporting goods equipment, physical education, and recreational and leisure products, as well as markets and distributes soft good athletic apparel and footwear products primarily to the institutional market in the United States. The company principally offers equipment and soft goods for various sports comprising football, baseball, softball, basketball, volleyball, soccer, tennis and other racquet sports. Its line of equipment for these sports includes inflatable balls, nets, batting cages, scoreboards, bleachers, weight lifting equipment, standards and goals. Its customers include various public and private schools, colleges, government agencies, military facilities, athletic teams and team dealers. The company operates two manufacturing facilities but imports a significant amount of its goods from foreign suppliers, primarily in the Far East. Sport Supply Group sells its products through catalogs and fliers, sales professionals, telemarketers, Internet, trade shows, and other sales events under its own and third party-owned brands. The company, formerly known as Collegiate Pacific, Inc., was founded in 1997 and is headquartered in Farmers Branch, Texas.

Summer Infant, Inc. designs, markets and distributes branded juvenile health, safety, and wellness products to retailers primarily in North America and the United Kingdom. It offers products in various product categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, related health and safety products, booster and potty seats, bouncers, a line of soft goods/bedding, infant sleep positioners, head supports and portable changing pads, as well as nursery and feeding accessories. Substantially all of the company’s products are manufactured in southern China. The company sells its products through various distribution channels comprising chain retailers, specialty retailers and direct to consumers. Summer Infant, Inc. is headquartered in Woonsocket, Rhode Island.

Swank, Inc. imports and distributes men's leather accessories including belts, wallets, billfolds, key cases, and card holders and other small leather goods under licensed brand names in the United States. The company offers its products under various brands, including Kenneth Cole, Tommy Hilfiger, Nautica, Geoffrey Beene, Claiborne, Guess, Ted Baker, Donald Trump, Tumi, Chaps, Steve Harvey and Pierre Cardin. Swank sells its merchandise to various retailers, including department stores, national chain stores, specialty stores, mass merchandisers, catalog retailers, the United States military retail exchanges and labels for less retailers. The company sources all of its products from third party vendors, who are primarily based in India. As of December 31, 2008, it operated four factory outlet stores in four states primarily to distribute excess and out of line merchandise. The company was founded in 1897 and is based in New York, New York.

Universal Security Instruments Inc. designs and markets various safety products primarily in the United States. Its products principally include smoke alarms, carbon monoxide alarms, and related products. The company markets outdoor floodlights under the name Lite Aide. Universal Security Instruments also owns a 50% interest in the Hong Kong Joint Venture that manufactures certain of its electronic and electrical products. The company imports all of its products from various foreign suppliers (80% of purchases in 2008 were from China). The company offers its products to various retailers, including wholesale distributors; chains and discount retailers; as well as home center stores, catalog and mail order companies, and other distributors/retailers. Universal Security Instruments also sells its products through the electrical distribution trade, including electrical and lighting distributors and manufactured housing companies, as well as to home improvement retailers. In addition, it markets its products through its own sales catalogs, brochures, and the internet. The company was founded in 1969 and is based in Owings Mills, Maryland.

41

Analysis of Selected Recent Reverse/Forward Split “Go Dark” Transactions
◆	TM Capital analyzed historical reverse/forward stock splits announced by publicly traded companies from November 2005 to August 2009

◆	To be included in this analysis, each company had to meet the following criteria:
	❖	Headquartered in the United States
	❖	Traded on a United States exchange
	❖	Announced a reverse stock split immediately followed by a forward stock split
	❖	Purpose of the stock split was to reduce the number of stockholders of record to under 300 in order to terminate its public company reporting status and “go dark”
	❖	Market capitalization 1 day prior to announcement greater than $5 million
	❖	Takeout payment price per share greater than $1.00

42

Analysis of Selected Recent Reverse/Forward Split “Go Dark” Transactions
($ in millions, except per share amounts)

Date Split
Announced				Reverse								Market Cap
Intention to				Split	Payment	% Premium vs Stock Price Prior to Announcement of Intention						1 Day Prior to
Shareholders	Company	Ticker	Industry	Amount	Per Share	1 Day	7 Day	30 Day	60 Day	90 Day	120 Day	Announcement	LTM Revenue*
8/12/2009	Zareba Systems, Inc.	ZRBA	Electrical Equipment	1:250	$5.20	147.6%	147.6%	160.0%	94.0%	160.0%	244.4%	$5.2	$32.7
5/27/2009	Cuisine Solutions Inc.	FZN	Food Products	1:5,000	$1.30	36.8%	38.3%	85.7%	132.1%	120.3%	100.0%	16.7	80.5
5/5/2009	CallWave Inc.	CALL	Software	1:5,000	$1.15	43.8%	38.6%	74.2%	27.8%	64.3%	94.9%	16.9	16.3
4/3/2009	New Horizons Worldwide Inc.	NEWH	Diversified Consumer Services	1:25	$1.85	208.3%	146.7%	208.3%	208.3%	164.3%	76.2%	6.9	35.7
2/5/2009	Grill Concepts Inc.	GLLC	Hotels, Restaurants and Leisure	1:35	$1.50	130.8%	130.8%	226.1%	130.8%	87.5%	31.6%	5.7	100.9
9/19/2008	China Direct, Inc.	CDII	Metals and Mining	1:100	$5.07	16.0%	3.9%	(22.4%)	(30.5%)	(37.1%)	(38.6%)	102.7	233.1
12/21/2007	Jaclyn Inc.	JCLY	Textiles, Apparel and Luxury Goods	1:250	$10.21	70.2%	53.0%	70.2%	60.8%	6.9%	7.9%	14.8	151.3
10/4/2007	MedAire Inc.	MEDRF	Healthcare Providers and Services	1:5,000	$1.20	30.1%	30.1%	16.2%	16.2%	38.3%	62.8%	54.0	30.4
9/28/2007	Lazare Kaplan International Inc.	LKI	Textiles, Apparel and Luxury Goods	1:101	$8.06	11.8%	8.9%	0.9%	4.3%	1.8%	(6.3%)	59.5	398.1
2/12/2007	BNS Holding Inc.	BNSS.A	Machinery	1:200	$13.62	0.0%	0.1%	2.8%	18.4%	47.2%	112.8%	41.3	304.3
8/21/2006	American Education Corp.	AECC	Software	1:2,000	$11.00	1.9%	1.9%	22.2%	12.2%	12.2%	2.8%	5.8	9.4
8/21/2006	Meritage Hospitality Group Inc.	MHGU	Hotels, Restaurants and Leisure	1:300	$5.25	21.0%	21.0%	22.4%	25.9%	28.0%	19.3%	23.6	55.4
2/10/2006	Major Automotive Companies Inc.	MJRC	Specialty Retail	1:1,000	$1.90	8.0%	12.4%	18.8%	11.8%	7.3%	35.7%	16.2	470.8
11/2/2005	Collins Industries, Inc.	CNSI	Machinery	1:300	$7.70	14.1%	13.2%	10.8%	24.6%	23.2%	40.0%	44.7	269.4

					Median	25.5%	25.5%	22.3%	25.2%	33.2%	37.9%	$16.8	$90.7
					High	208.3%	147.6%	226.1%	208.3%	164.3%	244.4%	$102.7	$470.8
					Low	0.0%	0.1%	(22.4%)	(30.5%)	(37.1%)	(38.6%)	$5.2	$9.4

TBA	Baseball	–	Distributors	1:100	$7.65	49.7%	49.7%	49.7%	10.9%	36.6%	45.7%	$10.8	$51.6

____________________

Stock split and pricing data per Bloomberg. LTM revenue per Capital IQ.
Note: Excludes utilities, real estate, financials and special purpose acquisition corporations.
* As of announcement day, except for Baseball which is as of June 27, 2009.

43

Discounted Cash Flow Analysis
($ in thousands)
		6 Months Ending	Year Ending December
		12/31/09E	2010P	2011P	2012P	2013P
After-Tax Free Cash Flow Calculation (a)
EBIT		$349	$439	$637	$1,043	$1,464
Less: Provision for Income Taxes (b)		(140)	(176)	(255)	(417)	(586)
Plus: Depreciation and Amortization		253	661	695	649	657
Plus: (Increase) / Decrease in Working Capital		(572)	(384)	(564)	(728)	(934)
Less: Capital Expenditures		4	(845)	(900)	(485)	(485)
Plus: Increase in Deferred Taxes		—	117	177	310	450
Unlevered After-Tax Free Cash Flow		($105)	($187)	($210)	$372	$566

EBITDA		$1,053	$1,100	$1,332	$1,692	$2,121

			Enterprise Value
			NPV of Cash Flow and Terminal Value
			Discount	Terminal Value Multiple of EBITDA
			Rate (c)	4.5x	5.5x	6.5x
			9.0%	$6,694	$8,132	$9,569
			10.0%	$6,415	$7,795	$9,174
			11.0%	$6,150	$7,474	$8,799

			Per Share Equity Value(d)
			NPV of Cash Flow and Terminal Value
			Discount	Terminal Value Multiple of EBITDA
			Rate (c)	4.5x	5.5x	6.5x
			9.0%	$5.58	$6.26	$6.94
			10.0%	$5.45	$6.10	$6.75
			11.0%	$5.32	$5.95	$6.58

Working Capital Calculation:
	As of	As of December
Current Assets:	6/27/2009	2009E	2010P	2011P	2012P	2013P
Accounts Receivable	$5,941	$6,645	$6,775	$6,991	$7,270	$7,619
Inventory	14,444	14,160	14,468	14,904	15,457	16,138
Other Current Assets	357	391	399	421	454	526
Total Current Assets (excluding cash)	$20,742	$21,196	$21,642	$22,315	$23,180	$24,282
Total Current Liabilities (excluding debt)	$3,606	$3,488	$3,551	$3,660	$3,797	$3,964
Working Capital	$17,136	$17,708	$18,091	$18,656	$19,384	$20,318

____________________

(a) Discounted to June 27, 2009.
(b) Assumes a 40.0% tax rate.
(c) Calculated based on the weighted average cost of capital of selected public companies, adjusted to reflect Baseball’s smaller size.
(d) Calculated by adding net cash of $5,117 (as of June 27, 2009) to the enterprise value and dividing by 2,116,047 shares outstanding.

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Liquidation Analysis
($ in thousands)		Estimated
	As of	Liquidation
	6/27/2009	Value
Assets:
Cash & Equivalents	$6,976	$6,976
Accounts Receivable, net (a)	5,940	4,802
Inventories (b)	14,444	5,532
Other Current Assets	358	—
Total Current Assets	27,718	17,310
Property, Plant & Equipment, net (c)	3,279	1,200
Goodwill	2,853	—
Deferred Taxes	2,833	—
Other Assets	497	—
Total Assets	$37,180	$18,510

Liabilities:
Current Portion of Long-Term Debt	$510	$510
Accounts Payable	1,697	1,697
Accrued Wages and Commission	589	589
Other Accrued Liabilities	1,321	1,321
Total Current Liabilities	4,117	4,117
Long-Term Debt	1,349	1,349
Deferred Compensation	175	175
Total Liabilities	$5,641	$5,641

Other Estimated Liquidation Costs:
Severance		$778
Leases		903
Closedown / Reserve (d)		1,350
Tail Insurance		250
Total Other Liquidation Costs		$3,281

Net Liquidation Value		$9,588
Net Liquidation Value Per Share (e)		$4.53

____________________

(a) Based on 80% of accounts receivable. Excludes certain receivables management does not expect to collect.
(b) Assumes no cash value for raw materials and a liquidation value of approximately 40% of book value, on average, for finished goods.
(c) Assumes Baseball can realize $850 for owned land and buildings and 30% of book value on all machinery, equipment, furniture and fixtures.
(d) Includes expected litigation costs, consulting fees, facility closedown expenses, management costs, tax filing costs and accounting services fees.
(e) Based on 2,116,047 shares outstanding.

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TAB IV:

Summary Valuation

Summary Valuation
Valuation Ranges

____________________

Note:	Represents the current stock price of Baseball of $5.11 as of August 17, 2009.
Represents the proposed $7.65 cash consideration per share pursuant to the Transaction.
* 2009E EBIT for the comparable companies calculated by subtracting depreciation and amortization for the latest twelve months from 2009 EBITDA estimates.

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Summary Valuation (a)
($ in millions)
	Baseball Statistic	Low	Mean	High
Selected Public Companies Analysis
Historical Average EBITDA Multiple		4.0x	4.8x	5.5x
Implied Enterprise Value - Historical Average EBITDA	$2.7	$11.0	$13.0	$15.1
Equity Value		16.1	18.2	20.2
Price Per Share		$7.61	$8.58	$9.55
Premium / (Discount) to Current (b)		48.9%	67.9%	86.9%

LTM EBITDA Multiple		5.5x	6.0x	6.5x
Implied Enterprise Value - LTM EBITDA	$2.6	$14.1	$15.3	$16.6
Equity Value		19.2	20.4	21.7
Price Per Share		$9.06	$9.66	$10.27
Premium / (Discount) to Current (b)		77.3%	89.1%	100.9%

2009E EBITDA Multiple		6.0x	6.5x	7.0x
Implied Enterprise Value - 2009E EBITDA	$1.1	$6.3	$6.8	$7.4
Equity Value		11.4	12.0	12.5
Price Per Share		$5.40	$5.65	$5.90
Premium / (Discount) to Current (b)		5.7%	10.6%	15.5%

Historical Average EBIT Multiple		5.0x	5.8x	6.5x
Implied Enterprise Value - Historical Average EBIT	$2.2	$10.9	$12.5	$14.1
Equity Value		16.0	17.6	19.2
Price Per Share		$7.55	$8.32	$9.09
Premium / (Discount) to Current (b)		47.8%	62.8%	77.9%

LTM EBIT Multiple (c)		6.5x	7.0x	7.5x
Implied Enterprise Value - LTM EBIT	$1.9	$12.5	$13.4	$14.4
Equity Value		17.6	18.6	19.5
Price Per Share		$8.31	$8.77	$9.22
Premium / (Discount) to Current (b)		62.7%	71.6%	80.5%

2009E EBIT Multiple (c)		7.5x	8.3x	9.0x
Implied Value - 2009E Adjusted EBIT	$0.5	$3.7	$4.1	$4.4
Equity Value		8.8	9.2	9.5
Price Per Share		$4.16	$4.33	$4.51
Premium / (Discount) to Current (b)		(18.6%)	(15.2%)	(11.8%)

____________________

(a) Multiple ranges based on selected public companies and TM Capital’s judgment.
(b) Based on a current stock price of $5.11 as of August 17, 2009.
(c) 2009E EBIT for the comparable companies calculated by subtracting depreciation and amortization for the latest twelve months from 2009 EBITDA estimates.

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Summary Valuation
($ in thousands, except per share data)
Discounted Cash Flow Analysis

Enterprise Value				Per Share Equity Value
NPV of Cash Flow and Terminal Value				NPV of Cash Flow and Terminal Value
Discount	Terminal Value Multiple of EBITDA			Discount	Terminal Value Multiple of EBITDA
Rate	4.5x	5.5x	6.5x	Rate	4.5x	5.5x	6.5x
9.0%	$6,694	$8,132	$9,569	9.0%	$5.58	$6.26	$6.94
10.0%	$6,415	$7,795	$9,174	10.0%	$5.45	$6.10	$6.75
11.0%	$6,150	$7,474	$8,799	11.0%	$5.32	$5.95	$6.58

“Go Dark” Transactions

	% Premium vs Stock Price Prior to Announcement of Intention
	1 Day	7 Day	30 Day	60 Day	90 Day	120 Day
Median	25.5%	25.5%	22.3%	25.2%	33.2%	37.9%
Implied Stock Price Based on Current	$6.41	$6.41	$6.25	$6.40	$6.81	$7.04

Liquidation Analysis

Estimated Liquidation Value of Assets	$18,510
Value of Liabilities	(5,641)
Other Estimated Liquidation Costs	(3,281)
Net Liquidation Value	$9,588

Net Liquidation Value Per Share	$4.53

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